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EXHIBIT 99.3

Consent of Morgan Stanley & Co. Incorporated

        We hereby consent to the use in the Registration Statement of USA Interactive on Form S-4 and in the Proxy and Information Statement/Prospectus of USA Interactive and Expedia, Inc., which is part of the Registration Statement, of our opinion dated March 18, 2003 appearing as Appendix B to such Proxy and Information Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings "SUMMARY—Opinion of Financial Advisor," "THE MERGER—Background to the Merger," "THE MERGER—Recommendation of the Special Committee and the Expedia Board of Directors," and "THE MERGER—Opinion of the Financial Advisor to the Special Committee." In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. INCORPORATED
By:	/s/ EMILY C. MCNEAL Emily C. McNeal Vice President

New York, New York
May 2, 2003

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  EXHIBIT 99.3
Consent of Morgan Stanley & Co. Incorporated